Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                   , January 31, 2013, by and among DYNEGY OPERATING COMPANY, a Texas corporation (the “Company”), DYNEGY INC., a Delaware corporation (“Dynegy”), and HENRY D. JONES (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to retain the services and employment of the Executive, upon the terms and conditions hereinafter set forth;

WHEREAS, the Executive desires to enter into such employment with the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, Dynegy desires to hereby guarantee the obligations of the Company under this Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.                                      Employment.  On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Employment Term (as defined below).  During the Employment Term, the Executive shall serve as Executive Vice President and Chief Commercial Officer of Dynegy and shall report to the Chief Executive Officer (the “CEO”), performing such duties and responsibilities as are customarily attendant to such position with respect to the business of Dynegy and such other duties and responsibilities as may from time to time be assigned to the Executive by the CEO and the Board of Directors of Dynegy (the “Board”).  During the Employment Term, to the extent requested by the Board, the Executive shall also serve as a director or officer of any of the direct or indirect subsidiaries of Dynegy, in each case without additional compensation.

2.                                      Performance.  The Executive shall serve the Company and its subsidiaries and affiliates faithfully and to the best of his ability and shall devote his full business time, energy, experience and talents to the business of the Company and its subsidiaries and affiliates, as applicable, and will not engage in any other employment activities for any direct or indirect remuneration or otherwise, without the written approval of the Board; provided, however, that it shall not be a violation of this Agreement for the Executive to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, the Executive’s duties hereunder or conflict with the Executive’s covenants under Section 6 of this Agreement, in each case as determined in the sole judgment of the Board.

3.                                      Employment Term.   Subject to earlier termination pursuant to Section 7, the term of employment of the Executive hereunder shall begin on a date mutually agreed by the parties hereto but not later than the first business day that is ninety (90) days after this Agreement is fully executed by the parties hereto (the “Commencement Date”), and shall continue through December 31, 2014 (the “Initial Term”); provided, however, that beginning on the first day immediately following the expiration date of the Initial Term, and on each subsequent anniversary of such day, such term shall be automatically extended by an additional one (1)-year period (each such period, an “Additional Term”), unless, at least ninety (90) days before the end of the Initial Term or the applicable Additional Term, the Company or the Executive shall have given notice to the other party that it or he does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate as of the end of the Initial Term or any Additional Term, as applicable, (collectively, the “Employment Term”).

4.                                      Principal Location. The Executive’s principal place of employment shall be the Company’s offices located in Houston, Texas, or within fifty (50) miles thereof, or such other location or locations as the Board may from time to time designate, subject to required travel.

5.                                      Compensation and Benefits.

(a)                                 Base Salary.  As compensation for his services hereunder and in consideration of the Executive’s other agreements hereunder, during the Employment Term, the Company shall pay the Executive a base salary, payable in equal installments in accordance with Company payroll procedures, at an annual rate of $475,000 (the “Base Salary”), subject to review by the Board from time to time for increase but not decrease; provided, however, such Base Salary may be reduced by a percentage that is consistent with that of a broad-based reduction for the CEO and the CEO’s direct reports.

(b)                                 Sign-on Bonus.   Upon the Commencement Date, the Executive shall be entitled to receive a one time, lump-sum cash payment in the amount of $500,000.

(c)                                  Incentive Compensation Plan.  The Executive shall be eligible to participate in the Dynegy Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”), commencing and prorated in 2013, with a target Award of 75% of Base Salary.

(d)                                 Long Term Incentive Plan.

(i)                                     Initial Grant.  On the Commencement Date, in consideration of the Executive’s entering into this Agreement and as an inducement to join the Company, the Executive shall be granted, under the Dynegy Inc. 2012 Long Term Incentive Plan, as amended or modified from time to time (the “LTIP”) an award in the amount of $2,200,000 to be converted on the Commencement Date in the following percentages: (A) 50% as Restricted Stock Units (“RSU”); (B) 25% in the form of a non-qualified stock option to purchase shares of Dynegy’s common stock (the “Option”); and (C) 25% in the form of a performance-based stock award.  The number of shares granted for the Option shall be determined by dividing 25% of $2,200,000 by the Black-Scholes value of Dynegy’s common stock as of the Commencement Date, and the exercise price for the Option will be the fair market value (as defined in the LTIP) of Dynegy’s common stock as of the Commencement Date.  The number of shares granted for the RSU will be determined as of the Commencement Date by dividing 50% of $2,200,000 by the fair market value (as defined in the LTIP) of Dynegy’s common stock on that date.  The number of shares or units granted and the performance criteria for the performance-based award constituting the remaining 25% of the Initial Grant will be determined by the Compensation Committee of the Board and will be made at the same time (or, if later, on the Commencement Date) and in the same form as received by employees at Vice-President and above as part of the 2013 Long-Term Incentive grant.  Each award shall be governed by the LTIP’s terms and the terms of a separate stock option award agreement, restricted stock unit award agreement and performance award agreement between the Executive and the Company and/or Dynegy.  Provided the Executive remains in active working status at such time, the Option and RSU shall become vested, and the Option shall become exercisable, in equal installments on the 2014, 2015, and 2016 anniversaries of the Commencement Date and the Performance Award shall become vested in full at the end of the three year performance period; provided, however, that if a Change in Control (as defined in the Dynegy Inc. Executive Change in Control Severance Plan (the “Change in Control Plan”)) occurs or if the Executive has an Involuntary Termination (as defined in the Dynegy Inc. Executive Severance Pay Plan (the “Severance Plan”), the Option and RSU shall immediately vest in full, and the Option shall thereafter be exercisable in accordance with the terms of the applicable award agreement.

(ii)                                  Participation in LTIP.  During the Employment Term, the Executive shall be eligible to receive an additional annual equity award grant pursuant to the LTIP, as determined by the Board or a committee thereof, in consultation with the Executive.

(e)                                  Benefits.  During the Employment Term, the Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its similarly situated executive officers generally.

(f)                                   Vacation.  The Executive shall be entitled to 200 hours vacation or such greater amount in accordance with the Company’s policies and practices.

(g)                                  Business Expenses.  The Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder.  All payments under this paragraph (g) of this Section 5 will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

(h)                                 Financial Planning and Tax Advice.  During the Employment Term, the Company shall reimburse the Executive annually for the reasonable costs actually incurred by the Executive for individual tax and financial planning advice in an amount not to exceed $10,000 per year.

(i)                                     Indemnification; Directors’ and Officers’ Liability Insurance.  The Executive shall be entitled to defense and indemnification pursuant to Dynegy’s Certificate of Incorporation.  During the Employment Term and thereafter, the Company shall cover the Executive under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors.

6.                                      Covenants of the Executive.  The Executive acknowledges and the Company promises that in the course of his employment with the Company, Executive will become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other confidential and proprietary information concerning the Company and its subsidiaries and affiliates, and that his services are of special, unique and extraordinary value to the Company and its subsidiaries and affiliates.  Therefore, the Company and the Executive mutually agree that it is in the interest of both parties for the Executive to enter into the restrictive covenants set forth in this Section 6 to, among other things, protect the legitimate business interests of the Company and those of its subsidiaries and affiliates, including the protection of the Company’s and its subsidiaries’ and affiliates’ trade secrets and other confidential and proprietary information, and that such restrictions and covenants contained in this Section 6 are reasonable in geographic and temporal scope and in all other respects given the nature and scope of the Executive’s duties, his access to the Company’s trade secrets and other confidential and proprietary information, and the nature and scope of the Company’s and its subsidiaries’ and affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair the Executive’s ability to earn a living after termination of his employment with the Company.  The Executive further acknowledges and agrees that (i) the Company would not have entered into this Agreement but for the restrictive covenants of the Executive set forth in this Section 6, and (ii) such restrictive covenants have been made by the Executive in order to induce the Company to enter into this Agreement.  Therefore, and in further consideration of, (A) the Company’s agreement to provide the Executive with access to the Company’s confidential and proprietary information, (B) the mutual covenants and promises contained in this Agreement and/or (C) the compensation and benefits to be paid or provided hereunder, and to protect the Company’s and its subsidiaries and affiliates’ business interest, confidential and proprietary information and goodwill:

(a)                                 Noncompetition.  During the term of the Executive’s employment with the Company and for the two-year period following involuntary termination of such employment under any circumstances (the “Restricted Period”), the Executive shall not, within any jurisdiction or marketing area in which the Company or any of its subsidiaries or affiliates is engaged in business or marketing activities, directly or indirectly, own, manage, operate, control, or provide executive or management level consulting, employment or management services to, any business competitive with the business conducted by the Company or any of its affiliates; provided, however, that if the Executive provides written notice to the Company identifying a prospective service recipient and describing a prospective employment or other service position, the Company shall inform the Executive as soon as reasonably practicable that the Company intends to enforce the provisions of this Section 6(a), otherwise the provisions of this Section 6(a) shall be deemed waived by the Company, which waiver shall not be unreasonably withheld.  For any voluntary resignation and for the two-year period following the resignation, Executive shall not be employed by or provide executive or management level consulting to any merchant electricity generator that is a direct competitor of Dynegy.  The scope of businesses and the jurisdictions and marketing areas within which the Executive has agreed not to compete pursuant to this Section 6(a) shall, for any challenged activity of the Executive, be determined as of the date of any such activity.

Notwithstanding the foregoing, the Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.

(b)                                 Nonsolicitation.  During the term of the Executive’s employment with the Company and for the Restricted Period following termination of such employment under any circumstances, including voluntary resignation, the Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before or after such termination, was) an employee, agent or consultant of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”, and individually, the “Company Entity”); (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent or contractor of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent or contractor; (iii) induce or attempt to induce any person that is, or within twelve (12) months before any date of determination was (and, following the termination of the Executive’s employment with the Company, within twelve (12) months before such termination, was) a client, customer, supplier, licensee or business relation of any Company Entity with whom Executive had a material relationship or about whom Executive had access to material trade secret or confidential information, or who any Company Entity solicited to be a client, lender, investor, customer, supplier or licensee during either such twelve (12)-month period and with whom Executive had a material relationship or about whom Executive had access to material trade secret or confidential information, to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (iv) interfere in any way with the relationship between any Company Entity and any person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities) if Executive had a material relationship or had access to material trade secret or confidential information about such person or entity.

(c)                                  Confidential Information.  (i) The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates.  The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure.  Therefore, the Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Employment Term and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

(ii) The Company Entities do not wish to incorporate any unlicensed or unauthorized material into their products or services.  Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material.  The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

(d)                                 Company Intellectual Property.  The Executive agrees to promptly disclose to the Company any and all work product, inventions, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, patents, trade secrets, trademarks, domain names, copyrights, and the like, and all other intellectual property relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by the Executive (either solely or jointly with others) during the Employment Term (collectively, together with such intellectual property as may be owned or acquired by the Company, the “Company Intellectual Property”).  The Company Intellectual Property shall be the sole and absolute property of the Company and its affiliates.  All work performed by the Executive in authoring, composing, inventing, creating, developing or modifying Company Intellectual Property and/or other work product to which copyright protection may attach during the course of the Executive’s employment with the Company shall be considered “works made for hire” to the extent permitted under applicable copyright law and will be considered the sole property of the Company.  To the extent such works, work product or Company Intellectual Property are not considered “works made for hire,” all right, title, and interest to such works, work product and Company Intellectual Property, including, but not limited to, all copyrights, patents, trademarks, rights of publicity, and trade secrets, is hereby assigned to the Company and the Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment.  The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other intellectual property used by the Company or held for use in the business of the Company, including all Company Intellectual Property.  The Executive further acknowledges and agrees that any and all derivative works, developments, or improvements based on intellectual property, materials and assets subject to this Section 6 created during the Employment Term (including, without limitation, Company Intellectual Property) shall be exclusively owned by the Company.  The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Employment Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company Intellectual Property.

(e)                                  Company Property.  All Confidential Information, Company Intellectual Property, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.  The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

(f)                                   Enforcement.  The Executive acknowledges that a breach of his covenants and agreements contained in this Section 6 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to:  (i) cease or withhold payment to the Executive of any severance payments described in Section 7, for which he otherwise qualifies under such Section 7, in excess of such payments in the amount of $2,500 payable in consideration for the Executive’s release of claims described in Section 7(d), (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.  Additionally, upon a breach by the Executive of this Section 6, the Option (and any other then unvested stock based awards held by the Executive) shall be automatically canceled and forfeited without any further action.

(g)                                  Scope of Covenants.  The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 6 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each paragraph of this Section 6 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

(h)                                 Enforceability.  If any court holds any of the restrictions or covenants contained in this Section 6 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in this Section 6 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(i)                                     Disclosure of Restrictive Covenants.  The Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Section 6 to any employer or other service recipient by whom the Executive may be employed or retained during the Restricted Period.

(j)                                    Extension of Restricted Period.  If the Executive breaches this Section 6 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that the Executive was in breach.

7.      Termination.

(a)                                 Termination of Employment.  The employment of the Executive hereunder and the Employment Term may be terminated at any time (i) by the Company with Cause (as defined in the Severance Plan) on written notice to the Executive, (ii) by the Company without Cause on ninety (90) days written notice to the Executive (provided that during such notice period the Company shall not be required to provide work for the Executive and may require that the Executive not report to the Company’s offices), (iii) by the Company due to the Executive’s Disability (as defined in the Severance Plan) on written notice to the Executive,  (iv) by the Executive with Good Reason (as defined in the Change in Control Plan without respect to the time periods regarding Change in Control otherwise applicable thereto), (v) by the Executive without Good Reason on sixty (60) days written notice to the Company (which notice period may be waived by the Company in its discretion, in which case, such termination shall be effective immediately upon the Company’s receipt of notice thereof from the Executive), (vi) without action by the Company, the Executive or any other person or entity, immediately upon the Executive’s death, (vii) in connection with a Change in Control or (viii) due to the expiration of the Employment Term pursuant to Section 3.  If the Executive’s employment is terminated for any reason under this Section 7, the Company shall be obligated to pay or provide to the Executive (or his estate, as applicable) in a lump sum within thirty (30) days following such termination, or at such other time prescribed by any applicable plan:  (A) any Base Salary payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive’s employment terminates, (B) any employee benefits to which the Executive is entitled upon termination of his employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, (C) reimbursement for any unreimbursed business expenses incurred by the Executive prior to his date of termination pursuant to Section 5(e), and (D) payment for accrued but unused vacation time as of the date of his termination, in accordance with Company policy.

(b)           Severance Plan and Change in Control Plan.   The Executive shall be entitled to participate in the Severance Plan and the Change in Control Plan; provided, however, that to the extent the Executive is eligible to receive severance payable under Section IV.A of the Severance Plan, the amount payable to the Executive thereunder shall be increased by an amount equal to two (2) times the current target Award (as described in Section 5(c) hereof), as in effect immediately prior to the date of the Executive’s termination of employment.  For the avoidance of doubt and for purposes of the Severance Plan only, the Executive is hereby deemed to hold a comparable position to the CEO and Chief Operating Officer and will therefore be entitled to twenty-four (24) Months of Base Pay (as defined in the Severance Plan) as severance pay, subject to the other terms and conditions of the Severance Plan.  For the avoidance of doubt, delivery by the Company of notice of non-renewal of the Initial Term or an Additional Term pursuant to Section 3, shall be deemed to be an “Involuntary Termination” for purposes of the Severance Plan and the Change in Control Plan (provided, however, that no circumstance constituting Cause exists at such time of the delivery of such notice of non-renewal).

(c)           No Additional Rights.  The Executive acknowledges and agrees that, except as specifically described in this Section 7 or Section 5(d)(i), all of the Executive’s rights to any compensation, benefits, bonuses or severance from the Company and its subsidiaries and affiliates after termination of the Employment Term shall cease upon such termination.

(d)           Resignation as Officer or Director.  Upon a termination of employment, unless requested otherwise by the Company, the Executive shall resign each position (if any) that the Executive then holds as a director or officer of the Company or of any affiliates of the Company.  The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

8.             Excise Tax Reimbursement Policy.  The Executive shall be a Covered Employee within the meaning of the Dynegy Excise Tax Reimbursement Policy (the “Excise Tax Reimbursement Policy”), as in effect on the Commencement Date and as may be amended from time to time.  For the avoidance of doubt, the Executive’s excise tax gross-up calculation shall take into account the applicable federal, state and local tax rates to which the Executive is subject at the time the Executive pays the excise tax.

9.             Notices.  All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be deemed properly served if:  (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Dynegy Operating Company
601 Travis St., Suite 1400
Houston, Texas 77002
Attention: General Counsel

If to the Executive:	At the Executive’s residence address as maintained by the Company in the regular course of its business for payroll purposes.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.  Date of service of any such notices or other communications shall be:  (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

10.          Jurisdiction; Venue.  Except as otherwise provided in Section 6(g) in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of Texas, County of Harris over any suit, action, dispute or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Texas, federal or state.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9.

11.          Section 409A.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted by the Company in its discretion in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A.  If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.  If, notwithstanding the foregoing provisions of this Section, any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision in a manner intended to avoid the incurrence by the Executive of any such additional tax or interest; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.

(b)           Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the Commencement Date).

(c)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

12.          General.

(a)           Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.  The parties hereto acknowledge and agree that this Agreement was executed and delivered in the State of Texas.

(b)           Construction and Severability.  Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c)           Cooperation. During the Employment Term and thereafter, the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to the Executive’s employment period with the Company and/or its subsidiaries or affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession).  Following the Employment Term, the Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company.  In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary described in Section 5(a) at the time of such termination divided by 225.

(d)           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and successors; provided that the services provided by the Executive under this Agreement are of a personal nature, and rights and obligations of the Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due the Executive, which shall be payable to the estate of the Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of the Executive’s death, any unpaid amount due to the Executive under this Agreement shall be paid to his estate.

(e)           Executive’s Representations.  Except to the extent previously disclosed to the Company by the Executive, which disclosure the Company hereby acknowledges, the Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; (ii) the Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  THE EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING THE EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER

THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY THE EXECUTIVE, AND THAT THE EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(f)            Compliance with Rules and Policies.  The Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board.  In addition, the Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or it subsidiaries or affiliates and their respective employees, directors and officers.

(g)           Forfeiture.  Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, or any forfeiture, repayment or recoupment otherwise required by applicable law.

(h)           Withholding Taxes.  All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i)            Entire Agreement.  This Agreement, together with the Change in Control Plan, Excise Tax Reimbursement Policy, Incentive Compensation Plan, LTIP and Severance Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way.  In the event of a conflict or ambiguity between this Agreement and the Change in Control Plan, Excise Tax Reimbursement Policy, Incentive Compensation Plan, LTIP or Severance Plan, the terms and conditions of the Agreement shall govern.

(j)            Duration.  Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(k)           Survival.  The covenants set forth in Sections 6 and 12(c) of this Agreement shall survive and shall continue to be binding upon the Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(l)            Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time.  Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action.  Such remedies and actions are cumulative and not exclusive.

(m)          Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n)           Section References.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(o)           No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p)           Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in Houston, Texas are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

(q)           No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(r)            Guarantee.  Dynegy hereby unconditionally and irrevocably guarantees to the Executive the timely payment and performance of the financial obligations of the Company owed to the Executive under this Agreement upon the terms and conditions set forth herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

DYNEGY OPERATING COMPANY

Date:	January 31, 2013	By:	/s/ Robert Flexon
			Name:	Robert Flexon
			Title:	President and CEO

Henry D. Jones

Date:	February 1, 2013	/s/ Henry D. Jones

Solely for purposes of the guarantee in Section 12(r) of the Agreement:

DYNEGY INC.

Date:	January 31, 2013	By:	/s/ Robert Flexon
			Name:	Robert Flexon
			Title:	President and CEO